Exhibit 10.10

FORM OF AMENDMENT NO. 1
to
CHANGE IN CONTROL SEVERANCE AGREEMENT

FOR EXECUTIVE OFFICERS

THIS AMENDMENT NO. 1 TO CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Amendment”) is dated as of December 31, 2008, by and between Farmer Bros. Co., a Delaware corporation (the “Company”), and [                        ] (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain Change in Control Severance Agreement for Executive Officers, dated as of [                    , 200    ] (the “Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Agreement, as provided herein, to incorporate certain changes deemed advisable in light of Section 409A of the U.S. Internal Revenue Code.

NOW, THEREFORE, the parties agree as follows:

1.            Section 2(j) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(j)          Involuntary Termination shall mean a termination of the Executive’s employment by the Company that occurs for reasons other than for Cause, Disability or death.”

2.            Section 2(m) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(m)        Resignation for Good Reason shall mean a termination of the Executive’s employment by the Executive due to:

(i)             a significant reduction of the Executive’s responsibilities, duties or authority;

(ii)            a material reduction in the Executive’s Base Salary; or

(iii)           a Company-required material relocation of the Executive’s principal place of employment;

provided, however, that any such condition shall not constitute “Good Reason” unless both (x) the Executive provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.” ”

3.            Section 3(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(b)         A Threatened Change in Control occurs and the Executive’s employment is Involuntarily Terminated or terminated by Resignation for Good Reason during the Threatened Change in Control Period.”

4.            Section 4(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(a)         The Executive will receive as severance an amount equal to his Base Salary at the rate in effect on the date of termination for a period of twenty-four (24) months, such payment to be made in installments in accordance with the Company’s standard payroll practices, such installments to commence, subject to Section 9(j)(ii), in the month following the month in which the Executive’s Separation from Service occurs.  The Executive shall also receive a payment equal to one hundred percent (100%) of the Executive’s target Bonus for the fiscal year in which the date of termination occurs (or, if no target Bonus has been assigned to the Executive as of the date of termination, the average Bonus paid by the Company to the Executive for the last three (3) completed fiscal years prior to the termination date), such payment to be made, subject to Section 9(j)(ii), in a lump sum within thirty (30) days after the end of the Company’s fiscal year in which the Executive’s date of termination occurs.  As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.”

5.             A new Section 9(j) is hereby added to the Agreement to read in its entirety as follows:

“(j)          Section 409A.

(i)                                     It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(ii)                                  Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s

Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 4 until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death.  Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 9(j)(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).  The provisions of this Section 9(j)(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(iii)                               To the extent that any benefits or reimbursements pursuant to Section 4(c) or Section 4(d) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.”

6.             Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.

7.             Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.

8.             This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

FARMER BROS. CO.

By:
[Name]
[Title]

EXECUTIVE

[Name]